Shareholder Meeting Results:

The Fund held its annual meetings of shareholders on July 31, 2014. Common and preferred shareholders voted as indicated below:

					             Affirmative       Withheld
								      Authority

Re-election of Hans W. Kertess - Class I to serve
until the annual meeting for the 2016-2017 fiscal
year		                                     20,809,800        484,067

Re-election of William B. Ogden, IV - Class I to
serve until the annual meeting for the 2016-2017
fiscal year		                             20,858,085        435,782

Re-election of Alan Rappaport* - Class I to serve
until the annual meeting for the 2016-2017 fiscal
year						         **                **

Election of Alan B. Miller* - Class I to serve
until the annual meeting for the 2016-2017 fiscal
year						         2,367             0

Election of Bradford K. Gallagher* - Class II
to serve until the annual meeting for the 2014-2015
fiscal year					         **               **

Election of Marti Murray* - Class II to serve
until the annual meeting for the 2014-2015 fiscal
year		 				        2,367              0


The other members of the Board of Directors at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. James A. Jacobson and John C. Maney+ continued to serve as Trustees of the Fund. In addition, because Mr. Gallagher was not elected as a Preferred Shares Trustee of the Fund, he continued to serve as a non-Preferred Shares Trustee of the Fund in accordance with his current term of office with respect to the Fund.

* Nominated for election by Preferred Shareholders of the Fund voting as a separate class
** Trustee was not elected by shareholders at the annual meeting
+ Interested Trustee

Special Shareholder Meeting Results:

The Fund held a special meeting of shareholders on June 9, 2014 to vote on the approval of the new investment management agreement between the Funds and PIMCO, as discussed in Note 4 to the Notes to Financial. The special meeting was convened as scheduled on June 9, 2014. However, because sufficient votes in favor of the proposal for either Fund had not been received at the time of the special meeting, the shareholders of each Fund present voted to adjourn the special meeting to July 10, 2014 to permit further solicitation of proxies. On July 10, 2014 special meeting was reconvened, and the shareholders of each Fund present voted to further adjourn the special meeting to July 31, 2014 to permit further solicitation of proxies. On July 31, 2014 special meeting of shareholders was reconvened again, and common and preferred shareholders of each Fund voted as indicated below:


						    For	   Against	Abstain

Approval of an Investment Management
Agreement between Income Strategy and
Pacific Investment Management Company
LLC					     	12,317,998  389,189   2,935,070